Exhibit 4.6

                  STOCK SUBSCRIPTION AGREEMENT

                              AMONG

                    ICN PHARMACEUTICALS, INC.





                               and





                   THE PURCHASERS NAMED HEREIN






                   Dated as of October 9, 1996
                  STOCK SUBSCRIPTION AGREEMENT



          STOCK SUBSCRIPTION AGREEMENT (the "Agreement"), dated as of October 9, 1996, by and among ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company") and the Purchasers specified on the signature page to this Agreement (the "Purchasers").

          WHEREAS, the Company desires to issue and sell 50,000 shares of Preferred Stock (for an aggregate purchase price of $50,000,000); and

          WHEREAS, the Purchasers desire to subscribe for and purchase the securities described above upon the terms and subject to the conditions specified herein (the "Sale
Transaction").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


                            ARTICLE I

                           DEFINITIONS

          1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

          "AFFILIATE" has the meaning ascribed to it in the Securities Act.

          "BALANCE SHEET" means the unaudited consolidated balance sheet of the Company as of June 30, 1996 referred to in
Section 3.9 hereof.

          "BALANCE SHEET DATE" means June 30, 1996.

          "BANKRUPTCY CODE" means title 11 of the United States
Code, as amended.

          "BENEFIT PLAN" has the meaning set forth in Section
3.12 hereof.

          "BLUE SKY LAWS" means the state securities and takeover laws.

          "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person (other than a corporation).

          "CERTIFICATE OF DESIGNATIONS" means the Certificate of
Designations, Preferences and Rights of the Preferred Stock, attached hereto as Exhibit A, filed with the Secretary of State of the State of Delaware on October 8, 1996.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

          "COMPANY ASSETS" shall have the meaning set forth in
Section 3.16 hereof.

          "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

          "FOOD AND DRUG ACT" means the Federal Food, Drug and
Cosmetic Act, 21 U.S.C. sections 301 ET SEQ., and the rules and regulations promulgated thereunder, in each case as in effect and as interpreted on the date hereof.

          "GAAP" shall have the meaning set forth in Section 3.9 hereof.

          "GOVERNMENTAL ENTITY" means any federal, state, local or foreign legislative body, court, government, department or instrumentality, or governmental, administrative or regulatory authority or agency.

          "KNOWLEDGE OF THE COMPANY" means the actual knowledge, without independent inquiry, of any of the executive officers of the Company or its Significant Subsidiaries.

          "LIENS" has the meaning set forth in Section 3.16 hereof.

          "MATERIAL ADVERSE EFFECT" means, in connection with the Company or any of its Subsidiaries, any change or effect that is materially adverse to the business, results of operations, properties (including intangible properties), condition
(financial or otherwise), prospects or assets or liabilities of the Company and its Subsidiaries taken as a whole.

          "MATERIALS OF ENVIRONMENTAL CONCERN" means hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 42 U.S.C. 6901, ET SEQ. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials", "toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

          "NYSE" means the New York Stock Exchange.

          "PERSON" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or subdivision thereof.

          "PREFERRED STOCK" means the Series B Convertible
Preferred Stock of the Company, par value $.01 per share, having a liquidation preference of $1000 per share and such other rights and preferences as are set forth in the Certificate of Designations.

          "PROSPECTUS" means the prospectus included in any Registration Statement, as amended or supplemented by any Prospectus supplement, including post-effective amendments, and all material incorporated by reference in such Prospectus.

          "PURCHASE PRICE" has the meaning set forth in Section
2.1 hereof.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration
Rights Agreements to be entered into on the date hereof between the Company and the Purchasers, substantially in the form attached hereto as Exhibit B.

          "REGISTRATION STATEMENT" means any registration statement of the Company covering any shares of Common Stock to be registered pursuant to the terms of the Registration Rights
Agreement.

          "SALE CLOSING" has the meaning set forth in Section 2.2 hereof.

          "SALE TRANSACTION" shall have the meaning set forth in the recitals hereto.

          "SEC" means the United States Securities and Exchange
Commission.

          "SEC DOCUMENTS" shall have the meaning set forth in
Section 3.9 hereof.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange
Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "SIGNIFICANT SUBSIDIARIES" has the meaning specified in Regulation S-X promulgated under the Securities Exchange Act.

          "SUBSIDIARY" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which 50% or more of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

          "TAXES" means all taxes, charges, fees, levies, duties or other assessments, including without limitation all net income, gross income, gross receipts, franchise, value added, sales, use, property, ad valorem, transfer, withholding, profits, license, employee, payroll, social security, unemployment, excise, estimated, severance and any other taxes, duties, withholdings, fees, assessments or charges of any kind whatsoever, including any interest, penalties or additional amounts attributable thereto, imposed by any federal, state, local or foreign taxing authority.

          "TAX RETURN" means any report, return, information statement or other information required to be supplied to any federal, state, local or foreign taxing authority, or any election permitted to be made, in connection with Taxes.


                           ARTICLE II

              PURCHASE, SALE AND EXCHANGE OF SHARES

          2.1. AGREEMENT TO PURCHASE AND SELL. Upon the terms and subject to the conditions hereinafter set forth, the Purchasers hereby, severally but not jointly, subscribe for and agree to purchase from the Company, in the amount for each Purchaser set forth opposite such Purchaser's name on Schedule 2.1, and the Company agrees to issue and sell to the Purchasers in such amounts, on the date hereof, an aggregate of 50,000 shares of Preferred Stock (the "Preferred Stock") for an aggregate cash price (the "Purchase Price") equal to $50,000,000.

          2.2. SALE CLOSING. (a) The closing of the purchase and sale of the Preferred Stock pursuant to Section 2.1 hereof (the "Sale Closing") shall take place at the time of the execution of this Agreement. The Sale Closing shall be held at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, or at such other place as the parties hereto shall mutually agree.

          (b) At the Sale Closing, (i) the Company shall deliver to each Purchaser, against payment of the Purchase Price therefor, one or more certificates for the shares of Preferred Stock being purchased by such Purchaser, in definitive form and registered in the name of such Purchaser or its nominee, which name shall be designated in writing at least two (2) business days prior to the Sale Closing, representing the Preferred Stock being purchased by it, (ii) the Purchasers shall deliver to the Company against delivery of the certificate or certificates representing the Preferred Stock, by wire transfer to such account as the Company shall designate in writing at least two
(2) business days prior to the Sale Closing, the Purchase Price payable in immediately available funds, and (iii) each party to this Agreement shall deliver to the other such other documents, instruments and writings as may be required to be delivered in accordance with this Agreement or as may be reasonably requested by such other party.


                           ARTICLE III

          REPRESENTATION AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Purchasers as follows:

          3.1. CORPORATE ORGANIZATION. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has made available to the Purchasers or its agents complete and correct copies of the Restated Certificate of Incorporation and by-laws of the Company as in effect on the date hereof.

          3.2. CAPITALIZATION. (a) The authorized Capital Stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 1996, there were (i) 32,508,000 shares of Common Stock issued and outstanding all of which are duly authorized and validly issued, fully paid and nonassessable and (ii) 5,200,000 shares of Common Stock reserved for issuance pursuant to the terms of the 8 1/2% Convertible Subordinated Notes Due 1999 of the Company (the "Notes"), 918,000 shares of Common Stock reserved for issuance pursuant to the terms of the 5 5/8% Swiss Franc Exchangeable Certificates, 554,000 shares of Common Stock reserved for issuance pursuant to the terms of the 5- 1/2% Bio Capital Holding certificates, 12,000 shares of the Common Stock reserved for issuance pursuant to the terms of the 6_% Euro Bond certificates, 2,655,000 shares of Common Stock reserved for issuance pursuant to the 1992 Employee Incentive Stock Option Plan, 2,938,000 shares of Common Stock reserved for issuance pursuant to the 1992 Non-Qualified Stock Option Plan and the 1992 Non-Qualified Stock Option Plan, 2,938,000 shares of Common Stock reserved for issuance pursuant to the 1994 Stock Option Plan and 4,000,000 shares reserved for issuance pursuant to the conversion rights and dividend obligations set forth in the Certificate of Designations (and when so issued all such shares will be validly issued, fully paid and nonassessable). Immediately after the Sale Closing, there will be 50,000 shares of preferred stock, par value $0.01 per share, outstanding, all of which shall consist of the Preferred Stock, and 1,000,000 shares of Series A Participating Preferred Stock reserved for issuance pursuant to the ICN Merger Corp. Rights Agreement, dated as of November 2, 1994, and no other class or series of preferred stock authorized, issued or reserved for issuance. The Preferred Stock has been duly authorized and upon payment therefore as provided in this Agreement will be validly issued, fully paid and nonassessable. The Company has not issued any Common Stock since September 30, 1996, except pursuant to the exercise of stock options and the conversion of the Notes, nor has the Company since such date repurchased or redeemed or acquired any such shares. No shares of Capital Stock of the Company are entitled to preemptive rights.

          (b) Except as set forth in Section 3.2(a) above, the Company does not have outstanding any Capital Stock or securities convertible into or exchangeable for any shares of Capital Stock and there will be no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or otherwise obligating the Company to issue or sell or entitling any Person to acquire from the Company, and the Company is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock.

          (c) Upon delivery of the certificate(s) representing the Preferred Stock, and payment of the Purchase Price therefor, pursuant to the Sale Transaction in accordance with the terms of this Agreement, the Company will transfer to the Purchasers good and valid title to the Preferred Stock, free and clear of any Lien, other than Liens, if any, created by the Purchasers.

          3.3. SUBSIDIARIES. (a) Schedule 3.3 hereto sets forth a list of all Subsidiaries of the Company showing, as to each such Subsidiary, the jurisdiction of its organization, the number of shares or other equity or ownership interests of each class of its Capital Stock authorized and the amount of each class outstanding, and the percentage of the outstanding shares or other equity or ownership interests of each such class owned, directly or indirectly, by the Company other than directors' qualifying shares.

          (b) On the date hereof, except as and to the extent set forth in Schedule 3.3, (i) all the outstanding stock or other equity or ownership interests of each Subsidiary, owned directly or indirectly by the Company as shown on Schedule 3.3, is owned free and clear of all Liens and is validly issued and (ii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary is a party or otherwise obligating any Subsidiary to issue or sell, or entitling any Person to acquire from any Subsidiary, and no Subsidiary is a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of the Capital Stock or any securities convertible into or exchangeable for the Capital Stock of any such Subsidiary.

          3.4. AUTHORIZATION. The Company has full corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Certificate of Designations and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof and to issue the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock in accordance with the terms of the Certificate of Designations.
The execution and delivery of this Agreement and the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations, the issuance of the Preferred Stock and of the Common Stock issuable upon conversion of or as dividends on the Preferred Stock have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement, the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, other than, in connection with the issuance of Common Stock as dividends on Preferred Stock, the declaration of such dividends and the determination to pay such dividends with Common Stock by the Board of Directors of the Company. This Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, the Certificate of Designations has been duly filed in accordance with the Delaware General Corporation Law and the Preferred Stock has been duly issued and each of this Agreement, the Registration Rights Agreement and the Certificate of Designations constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

          3.5. NO VIOLATION; CONSENTS. (a) Assuming the making or receipt of all filings, notices, registrations, consents, approvals, permits and authorizations described in the following paragraph, the execution and delivery of this Agreement and the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations by the Company, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock by the Company, the consummation of the transactions contemplated hereby, by the Registration Rights Agreement or by the Certificate of Designations, the compliance by the Company with any of the provisions hereof or of the Registration Rights Agreement or the Certificate of Designations will not (i) conflict with, violate or result in any breach of the Restated Certificate of Incorporation, by-laws or other charter documents of the Company or its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on or against any of the properties of the Company or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any Governmental Entity, binding on the Company or any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (i) and (ii) conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, and liens which, individually or in the aggregate, would not have a Material Adverse Effect, would not prevent or materially delay consummation of the transactions contemplated hereby and would not affect the validity of the issuance of the Preferred Stock or of the Common Stock issuable upon conversion of or as dividends on the Preferred Stock.

          (b) Except for (i) the filing of the Certificate of Designations in accordance with the Delaware General Corporations Law, (ii) applicable requirements, if any, under Blue Sky Laws and (ii) the filing of a Registration Statement, no filing, consent, approval, permit, authorization, notice, registration or other action of or with any Governmental Entity, is required to be made or obtained by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock by the Company or the consummation by the Company of the transactions contemplated hereby and thereby.

          3.6. COMPLIANCE WITH APPLICABLE LAW. The businesses of the Company are not being conducted in violation of any law, ordinance, rule, regulation, judgment, decree or order of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect. The Company and each of its Subsidiaries possess all domestic and foreign governmental licenses, permits, authorizations and approvals and have made all registrations and given all notifications required under federal, state, local or foreign law to carry on in all respects their businesses as currently conducted, except as otherwise disclosed in writing by the Company to the Purchasers on or prior to the date hereof, and except where the failure to have any such licenses, permits, authorizations or approvals, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the June 30, 1996 Quarterly Report on Form 10-Q of the Company (the "June 30 Form 10-Q") no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          3.7. COMPLIANCE WITH FOOD AND DRUG ACT.

          (a) FDA PERMITS. The Company and each of its Subsidiaries have all material licenses, permits, consents, approvals and authorizations that are required under the Food and Drug Act and any similar foreign law, rule or regulation (collectively, the "FDA Permits") in connection with the conduct of the businesses of the Company and each of its Subsidiaries. The Company has obtained and owns or has the right to use the FDA Permits in accordance with the terms thereof. Each FDA Permit is valid and in full force and effect. The FDA Permits are currently effective and sufficient for the operation of the Company's businesses as currently conducted. All information supplied by or on behalf of the Company and each of its Subsidiaries to obtain or maintain each FDA Permit was, as of the date given, true and complete in all material respects. The Company and each of its Subsidiaries has complied in all material respects with all conditions and requirements imposed by the FDA Permits and the Company or its Subsidiaries has not received any notice of cancellation, suspension or termination of any of the FDA Permits and to the Knowledge of the Company no Governmental Entity intends to cancel, suspend or terminate any of the FDA Permits or that valid grounds for such cancellation, suspension or termination exist.

          (b) FOOD AND DRUG ACT. (i) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable requirements of the Food and Drug Act and any similar foreign law, rule or regulation, (ii) the Company's and each of its Subsidiaries existing inventory of products held for sale, and all products manufactured by the Company, any of its Subsidiaries or any of the Company's Affiliates and sold within the two (2) years preceding the date hereof, have been produced in compliance in all material respects with all applicable requirements of the Food and Drug Act and any similar foreign law, rule or regulation, including, without limitation, all "current good manufacturing practices" and similar requirements thereunder and (iii) to the Knowledge of the Company there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any Subsidiary which is likely to interfere with or prevent the Company's or any of its Subsidiaries continued compliance with all applicable requirements of the Food and Drug Act or any similar foreign law, rule or regulation, or which may give rise to any common law or legal liability of the Company or any Subsidiary under, or otherwise form the basis of any Lien or any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity based on or related to, the Food and Drug Act or any similar foreign law, rule or regulation, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          3.8. LITIGATION. Except as disclosed in the June 30 Form 10-Q, there is no claim, action or proceeding (including any condemnation proceeding) pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries by or before any Governmental Entity that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had, or would reasonably be expected in the future to have, a Material Adverse Effect or which might materially adversely affect the transactions contemplated by this Agreement. The Company does not believe at this time that the matters disclosed in the June 30 Form 10-Q hereto would, individually or in the aggregate, have a Material Adverse Effect.

          3.9. (i) SEC DOCUMENTS, FINANCIAL STATEMENTS. The Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act and the Company has filed all reports, schedules, forms, statements and other documents, together with all exhibits, financial statements and schedules thereto required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act, including material filed pursuant to Section 13(a) or 15(d), (all of the foregoing, whether heretofore or hereafter filed with the SEC, and the Registration Statement, when declared effective, being hereinafter referred to as the "SEC Documents"). The Company has not provided to the Purchasers any material information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of delivery by the Purchasers of the prospectus contained in the Registration Statement in connection with sales of Common Stock by the Purchasers, such prospectus will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules and regulations applicable to such prospectus. The financial statements of the Company included (or incorporated by reference) in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (ii) During the three years preceding the date hereof, the SEC has not issued an order preventing or suspending the use of any prospectus relating to the offering of any shares of Common Stock or instituted proceedings for that purpose.

          3.10. NO UNDISCLOSED OR CONTINGENT LIABILITIES. Neither the Company nor any of its Subsidiaries has any claims, liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its consolidated Subsidiaries under GAAP, except for claims, liabilities or obligations (i) reflected or reserved against on the Balance Sheet, (ii) disclosed in the Company's most recent Form 10-K or any SEC Document filed subsequent to such Form 10-K and prior to the date hereof or (iii) incurred by the Company or any of its Subsidiaries since June 30, 1996 in the ordinary course of business and consistent with past practice and that, individually or in the aggregate, would not have a Material Adverse Effect.

          3.11. TAXES. The Company and its Subsidiaries have timely filed all necessary Tax Returns and notices and have paid all federal, state, county, local and foreign taxes of any nature whatsoever for all the tax years through December 31, 1995 indicated on such Tax Returns as being due and payable, to the extent such taxes have become due (other than taxes which are being challenged in good faith by the Company and are adequately reserved for). There are no tax deficiencies which would reasonably be expected to have a Material Adverse Effect; the Company and its Subsidiaries have paid all Taxes which have become due, whether pursuant to any assessments, or otherwise, and there is no further liability (whether or not disclosed on such returns) or assessments for any such Taxes, and no interest or penalties accrues or accruing with respect thereto, except as may be set forth or adequately reserved for in the financial statements included in the SEC Documents; the amounts currently set up as provisions for Taxes or otherwise by the Company and its Subsidiaries on their books and records are sufficient in all material respects for the payment of all their unpaid federal, foreign, state, county and local taxes accrued through the dates as of which they speak, and for which the Company and its Subsidiaries may be liable in their own right, or as transferee of the assets of, as successor to any other corporation, association, partnership, joint venture or other entity.

          3.12. EMPLOYEE BENEFIT PLANS. (a) All employee benefit plans and other benefit arrangements covering the employees of the Company and its Subsidiaries (the "Benefit Plans") comply, to the extent applicable, in all material respects with the requirements of ERISA and the Code, and any Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified. No Benefit Plan is covered by Title IV of ERISA or
Section 412 of the Code. Neither a Benefit Plan nor the Company has incurred any liability or penalty under Section 4975 of the Code or Section 502(I) of ERISA. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms, ERISA and the Code to the extent applicable thereto. There are no pending or, to the Knowledge of the Company, anticipated material claims against or otherwise involving any of the Benefit Plans and no suit, action or other litigation (excluding claims incurred in the ordinary course of Benefit Plan activities) has been brought against or with respect to any such Benefit Plan, except for any of the foregoing which would not have a Material Adverse Effect. All material contributions required to be made as of the date hereof to the Benefit Plans have been made or provided for. Neither the Company nor any entity under "common control" with the Company within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multi-employer plan" (as defined in Section 3(37) and 4001(a)(3) of ERISA). The Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and it has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and the performance of the transactions contemplated in, this Agreement, the Registration Rights Agreement and the Certificate of Designations will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

          (b) Each Benefit Plan that is not subject to United States law (a "Foreign Plan") is now and has been operated in all material respects in compliance with all applicable non-United States laws, except for matters of non-compliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The fair market value of the assets of each Foreign Plan (or the liability of each insurer for any Foreign Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the date hereof according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Foreign Plan, except insufficiencies that would not reasonably be expected to have a Material Adverse Effect.

          3.13 ABSENCE OF CERTAIN CHANGES. Except as set forth in any SEC Document filed by the Company prior to the date hereof, since the Balance Sheet Date the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

               (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

               (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Capital Stock of the Company, other than the normal quarterly dividend of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

              (iii) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

               (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, other than working lines of credit, borrowings under existing lines of credit and the assumption or guarantee of debt in connection with the acquisitions described in the Registration Statement on Form S-3 originally filed by the Company with the SEC on October 4, 1996 (the "October Registration Statement");

               (v) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practice and other than in connection with the acquisitions disclosed in the October Registration Statement;

               (vi) other than in connection with Investments (as defined in the Certificate of Designations) not exceeding in the aggregate $1,000,000, any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owed Subsidiaries made in the ordinary course of business consistent with past practice;

               (vii) any damage, destruction or other
     casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse
     Effect;

               (viii) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement; or

               (ix) any change in any method of accounting or accounting practice by the Company or any Subsidiary.

          3.14. ENVIRONMENTAL MATTERS. (a) The Company and its Subsidiaries have obtained all permits, licenses and other authorizations, and have made all registrations and given all notifications, that are required with respect to the operation of their respective businesses under all applicable Environmental Laws other than those permits, licenses, other authorizations, registrations and notifications the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses and other authorizations referred to in paragraph (a) above, and are also in compliance in all material respects with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, other than where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

          (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter (collectively "Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder other than Actions that, if determined adversely to the Company or such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

          3.15  MATERIAL CONTRACTS.  (a) Except as filed as an
exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 or as disclosed in Schedule 3.15, neither the Company nor any Subsidiary is a party to or bound by:

               (i)  any partnership, joint venture or other
     similar agreement or arrangement material to the Company and its Subsidiaries taken as a whole ;

               (ii) any agreement relating to any material acquisition or disposition of any business material to the Company and its Subsidiaries taken as a whole (whether by merger, sale of stock, sale of assets or otherwise) under which the Company has continuing material obligations;

               (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $5,000,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

               (iv) any material license, supply or similar agreement material to the Company and its Subsidiaries taken as a whole; or

               (v) any other agreement, arrangement or plan of a type that would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K if such Annual Report were filed on the date hereof (all of the foregoing, "Material Contracts").

          (b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent that such enforceability is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in conflict therewith or in violation or breach thereof or default thereunder, except for such conflicts, violations, breaches and defaults which, individually or in the aggregate, would not have a Material Adverse Effect.

          3.16. PROPERTIES; ENCUMBRANCES. Subject to the next succeeding sentence each of the Company and its Subsidiaries have good and valid title, and in the case of real property, marketable title, to all material properties and assets which it purports to own (real, personal and mixed, tangible and intangible, including all forms of goodwill, rights, intellectual property and intellectual property rights)(collectively, the "Company Assets"), including, without limitation, all the material properties and assets reflected on the Balance Sheet (except for (i) real and personal property sold since the date of the Balance Sheet or which was obsolete or no longer useful in connection with the businesses of the Company and its Subsidiaries and (ii) capital leases reflected on the Balance Sheet), and all material properties and assets purchased by the Company and its Subsidiaries since the date of the Balance Sheet. All Company Assets are free and clear of all liens, mortgages, claims, interests, charges, security interests or other encumbrances or adverse interests of any nature whatsoever and other title or interest retention arrangements ("Liens"), except
(a) as reflected on the Balance Sheet, (b) as set forth on
Schedule 3.16, (c) statutory Liens of carriers, warehousemen, mechanics, workmen and materialmen for liabilities and obligations incurred in the ordinary course of business consistent with past practice that are not yet delinquent or are being contested in good faith, (d) such defects, irregularities, encumbrances and other imperfections of title as normally exist with respect to property similar in character and that, individually or in the aggregate together with all other such exceptions, do not have a Material Adverse Effect, (e) Liens for Taxes and (f) Liens that do not interfere with the present use of the property subject to the Lien.

          3.17. INSURANCE. All current primary, excess and umbrella policies of insurance owned or held by or on behalf of or providing insurance coverage to the Company or any of its Subsidiaries are in full force and effect. With respect to all such insurance policies providing insurance coverage to the Company or any of its Subsidiaries, no premiums are in arrears, no notice or cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term. The Company believes that the insurance coverage of the Company and its Subsidiaries is consistent with the coverage generally maintained by corporations of similar size and engaged in similar lines of business except that the Company generally self-insures against potential product liability exposure with respect to its marketed products.

          3.18. EMPLOYEE CLAIMS; LABOR MATTERS. (a) There are no claims or actions pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees or former employees that would, or would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

          (b) There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any union representation questions involving employees of the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company there are no strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.

          (c) The Company and each of its Subsidiaries is in compliance in all material respects with the terms of any collective bargaining agreements covering employees of the Company or any Subsidiary, except for matters of non-compliance which, individually or in the aggregate, would not be expected to have a Material Adverse Effect. The terms and conditions of employment for each employee of the Company or any of its Subsidiaries complies in all material respects with the laws applicable to the jurisdiction in which each employee works, except for matters of non-compliance which, individually or in the aggregate, would not be expected to have a Material Adverse Effect.

          3.19. MATERIAL DISCLOSURE. To the Knowledge of the Company, there is no fact, transaction or development which the Company has not disclosed to the Purchasers in writing (including pursuant to the SEC Documents filed prior to the date hereof and pursuant to the Form S-1 originally filed by the Company on September 14, 1994, as amended (File No. 33-83952), the Registration Statement on Form S-3 originally filed by the Company on August 22, 1996 (File No. 333-10661) and the October Registration Statement) which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Agreement (including any Exhibit or Schedule hereto) and any written statements, documents or certificates furnished to the Purchasers by the Company or its Subsidiaries prior to the date hereof in connection with the transactions contemplated hereby, taken as a whole, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          3.20.  BROKERS.  The Purchasers shall not be
responsible for any fees of any broker, finder, commission agent or other Person incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

          3.21. INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights necessary to conduct the general business now operated by them and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                        OF THE PURCHASERS

          Each Purchaser hereby, severally but not jointly, represents and warrants to the Company as follows:

          4.1. ORGANIZATION; AUTHORIZATION. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to purchase the Preferred Stock and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Registration Rights Agreement, the purchase by such Purchaser of the Preferred Stock and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Purchaser, and no other proceedings on the part of such Purchaser are necessary to approve and authorize the execution and delivery of this Agreement and the Registration Rights Agreement, the purchase by such Purchaser of the Preferred Stock and the consummation of the transactions by such Purchaser contemplated hereby and thereby in accordance with the terms hereof and thereof. This Agreement and the Registration Rights Agreement constitute valid and binding agreements of such Purchaser, enforceable against such Purchaser in accordance with their terms, except to the extent limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

          4.2. NO VIOLATION; CONSENTS. (a) Assuming the making or receipt of all filings, notices, registrations, consents, approvals, permits and authorizations described in the following paragraph, neither the execution and delivery by such Purchaser of this Agreement and the Registration Rights Agreement, nor the purchase by such Purchaser of the Preferred Stock nor the consummation by such Purchaser of the transactions contemplated hereby or thereby will (i) conflict with, violate or result in a breach of the agreement of limited partnership or other governing documents of such Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on or against any of the properties of such Purchaser pursuant to, any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Purchaser is a party or by which it or any of its properties or assets may be bound, or (iii) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any Governmental Entity, binding on such Purchaser or any of its properties or assets, excluding from the foregoing clause (ii) violations, breaches and defaults that individually or in the aggregate, would not prevent or materially delay consummation of or justify recission of the transactions contemplated hereby.

          (b) Except for the filing of a Registration Statement for the resale of the Common Stock contemplated by the Registration Rights Agreement, no filing, consent, approval, permit, authorization, notice, registration or other action of or with any Governmental Entity is required to be made or obtained by or with respect to such Purchaser in connection with the execution and delivery of this Agreement and the Registration Rights Agreement, the purchase of the Preferred Stock or the consummation by such Purchaser of the transactions contemplated hereby and thereby.

          4.3. FUNDS. Such Purchaser has the funds necessary to consummate the purchase of the Preferred Stock to be purchased by it hereunder.

          4.4. STATUS. Such Purchaser is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act ("Regulation D")) and an accredited investor (as defined in Rule 501 of Regulation D), and such Purchaser has such experience in business and financial matters so that it is capable of evaluating the merits and risks of an investment in the Preferred Stock . Such Purchaser acknowledges that the Preferred Stock are speculative and involve a high degree of risk.

          4.5 INVESTMENT REPRESENTATION. Such Purchaser is purchasing the Preferred Stock for its own account. Such Purchaser has no present intention to sell any Preferred Stock or the Common Stock received upon conversion of or as dividends on the Preferred Stock in accordance with the terms of the Certificate of Designations, and such Purchaser has no present arrangement (whether or not legally binding) at any time to sell Preferred Stock or such Common Stock to or through any Person or entity; PROVIDED, HOWEVER, that by making the representations herein, no Purchaser agrees to hold the Preferred Stock or the Common Stock received upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations for any minimum or other specific term and each Purchaser reserves the right to dispose of all Preferred Stock or Common Stock at any time in accordance with Federal securities laws applicable to any such disposition.


                            ARTICLE V

                    COVENANTS OF THE COMPANY

          5.1. SECURITIES COMPLIANCE.

          (a) The Company shall take all necessary action and proceedings as may be required and permitted by applicable law, rule and regulation for the legal and valid issuance of the Preferred Stock to the Purchasers.

          (b) The Company will cause the Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Securities Exchange Act (or successor provision of such act or successor act), will comply in all material respects with its reporting and filing obligations pursuant to the Securities Exchange Act, and will not take any action to terminate or suspend its reporting and filing obligations under the Securities Exchange Act. The Company will take all action necessary to continue the listing or trading of the Common Stock on the NYSE or on the NASDAQ National Market System; and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NYSE or the NASDAQ National Market System.


                           ARTICLE VI

              ADDITIONAL AGREEMENTS OF THE PARTIES

          6.1. DISCLOSURE AND PUBLIC ANNOUNCEMENTS. (a) The Company shall not disclose the identity of the Purchasers or the Person or Persons for whom the Purchasers act as nominee in any document, except where such disclosure is (i) required by law or court order, (ii) required by the rules and regulations of the SEC, (iii) required by the rules and regulations of the NYSE,
(iv) subsequent to the disclosure of such information by the Purchasers or (v) approved by the Purchasers. If such disclosure (other than under clause (ii) above) is required by law or court order, the Company shall, to the extent it is reasonably able, notify the Purchasers prior to making such disclosure.

          (b) Except as may be otherwise required by law, the Purchasers and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

          6.2. RESTRICTIVE LEGEND. Each certificate representing the Preferred Stock shall contain a legend relating to restrictions on resale arising under the Securities Act and Blue
Sky Laws substantially in the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

          6.3. DAILY LOW PRICE. Each Purchaser covenants and agrees that it will not, directly or through any Affiliate, create any daily low price in the Common Stock.

          6.4. OTHER OFFERINGS. (a) During the period expiring 90 days following the date hereof (the "Block Period"), the Company will not offer, sell, contract to sell or otherwise dispose of any common stock, preferred stock convertible into common stock, any debt or warrant convertible into or exchangeable or exercisable for, or other right to purchase, any common stock singly or together with other securities or rights at an effective discount to the purchaser thereof from the then Current Market Price Per Common Share (as defined in the Certificate of Designations), unless (i) the aggregate amount of all such offers, sales, contracts to sell or other dispositions does not exceed $5,000,000 during the Block Period, (ii) any such offer of sale is as consideration for an acquisition by the Company or one of its Subsidiaries or (iii) any such offer or sale is consistent with the provisions of paragraphs (8)(e)(y) and (9)(d)(iii) of the Certificate of Designations.

          (b) For a period of one year following the date hereof, if the Company offers, sells, contracts to sell or otherwise issues any common stock, preferred stock convertible into common stock, any debt or warrant convertible into or exchangeable or exercisable for, or other right to purchase, any common stock singly or together with other securities or rights on terms more favorable than those contained in the Certificate of Designations (a "New Issuance"), then the Company shall give the Purchasers (and their transferees) within one Trading Day following such New Issuance written notice of any such New Issuance and shall provide with such notice copies of the documentation, with the economic terms of the transaction specified, pursuant to which the New Issuance was effected. Each Purchaser (or transferee), by written notice executed by such Purchaser (or transferee) within 60 days of any such New Issuance, shall then have the right to exchange all, but not less than all, of the Preferred Stock then held by such Purchaser (or transferee) for securities of the Company having terms identical to the terms of the securities in such New Issuance, except that the mandatory conversion date for the new securities shall be the Mandatory Conversion Date specified in the Certificate of Designations (as may be extended from time to time as specified herein). The Registration Rights Agreement shall be deemed automatically amended to cover the resale of the Common Stock issuable upon conversion of and as dividends or interest on the new securities. To the extent required to permit the resale in accordance with the Securities Act, upon the expiration of the 60 day period following a New Issuance the registration statement for the Common Stock shall be amended or, if required by the applicable regulations of the SEC, a new registration statement shall be filed with the SEC to permit such resale.


                           ARTICLE VII

                 CONDITIONS TO THE SALE CLOSING

          7.1. CONDITIONS TO OBLIGATIONS OF THE PURCHASERS UNDER THE SALE CLOSING. The obligation of the Purchasers to purchase the Preferred Stock hereunder pursuant to the Sale Transaction is subject to the satisfaction or waiver at, or prior to, the Sale Closing of the following conditions:

          (a)  REPRESENTATIONS AND WARRANTIES; AGREEMENTS AND
COVENANTS.  (i)     The representations and warranties of the
Company contained in this Agreement and in any certificate or agreement of the Company delivered pursuant hereto shall be true and correct in all material respects as of the date hereof, (ii) the Company shall have performed or complied with in all material respects all agreements and covenants contained in this Agreement and in any certificate or agreement of the Company delivered pursuant hereto to be performed or complied with by the Company at or before the Sale Closing, and (iii) the Purchasers shall have received a certificate of the Company, signed by the President or a Vice President thereof, on behalf of the Company, as to the fulfillment of the conditions set forth in the foregoing clauses (i) and (ii).

          (b) PRINCIPAL MARKET. Trading in the Common Stock shall not have been suspended by the SEC or the NYSE, (expect for any suspension of trading of limited duration agreed to between the Company and the NYSE, solely to permit dissemination of material information regarding the Company), and trading in securities generally as reported by NYSE shall not have been suspended or limited or minimum prices shall not have been established on securities whose trades are reported by the NYSE.

          (c) LITIGATION. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any Governmental Entity, nor other action taken by any Governmental Entity, nor any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Purchasers, the Company or any of its Subsidiaries, by any Governmental Entity that shall have remained in effect and that in the good faith judgment of a majority of the Purchasers shall have had, or threaten to have or would be reasonably likely to have the effect of (i) making illegal, materially delaying or otherwise directly or indirectly prohibiting or materially restraining or making materially more costly the Sale Transaction, (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its Subsidiaries of all or any material portion of its respective businesses or assets, or compelling the Company or any of its Subsidiaries to dispose of or hold separate all or any material portion of its respective businesses or assets, (iii) imposing or confirming material limitations on the ability of the Purchasers to effectively exercise full rights of ownership of the Preferred Stock to be acquired pursuant to this Agreement, including, without limitation, the right to vote any Common Stock subsequently acquired upon conversion of or as dividends on the Preferred Stock on all matters properly presented to stockholders; (iv) requiring divestiture by the Purchasers of any of the Preferred Stock; or (v) causing a Material Adverse Effect.

          (d) NO ACTION OR PROCEEDING. No action, suit, claim or proceeding by or before any Governmental Entity shall have been commenced and be pending that seeks to have, or is reasonably likely to have, any of the effects described in clauses (i) through (v) of Section 7.1(c) above.

          (e) BANKRUPTCY; INSOLVENCY; ETC. The Company or any of its Subsidiaries shall not be the subject of a case under the Bankruptcy Code, and no proceeding shall have been instituted (and not dismissed) or consented to by or against the Company or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of the Company or of its Subsidiaries or any substantial part of any of their property and neither the Company nor any of its Subsidiaries shall have taken any corporate action to authorize any such proceeding.

          (f) MATERIAL ADVERSE CHANGE. No change, condition or event shall have occurred that has had, or would be reasonably likely to have, a Material Adverse Effect.

          (g) OPINION OF COUNSEL, ETC. The Purchasers shall have received a written opinion in form and substance (including qualifications) satisfactory to the Purchasers, dated the date hereof, from 1) Fried, Frank, Harris, Shriver & Jacobson and 2) David C. Watt, Esq., substantially in the forms of Exhibits C-1 and C-2 hereto, and such other certificates, opinions of other counsel, and documents, as the Purchasers or their counsel shall reasonably require.

          (h)  REGISTRATION RIGHTS AGREEMENT.  The Registration
Rights Agreement shall have been duly executed and delivered by the Company and the other parties thereto, if any, other than the Purchasers.

          7.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to issue and sell the Preferred Stock hereunder pursuant to the Sale Transaction is subject to the satisfaction or waiver at, or prior to, the Sale Closing of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES, AGREEMENTS AND COVENANTS. (i) The representations and warranties of the Purchasers contained in this Agreement and in any certificate or agreement of the Purchasers delivered pursuant hereto shall be true and correct in all material respects as of the date hereof and (ii) the Purchasers shall have performed or complied with in all material respects all agreements and covenants contained in this Agreement and in any certificate or agreement of the Purchasers delivered pursuant hereto to be performed or complied with by the Purchasers, at or before the Sale Closing.

          (b) LITIGATION. There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any Governmental Entity, nor other action taken by any Governmental Entity nor any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Company or any of its Subsidiaries by any Governmental Entity that shall have remained in effect and that shall have had the effect of making illegal, materially delaying or otherwise directly or indirectly prohibiting or materially restraining or making materially more costly the Sale Transaction.

                          ARTICLE VIII

                          MISCELLANEOUS

          8.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement until the date that the Purchasers have sold or otherwise disposed of all shares of Preferred Stock and Common Stock issuable on conversion of or as dividends on the Preferred Stock.

          8.2. NOTICES. Any notices or other communications required or permitted pursuant to this Agreement, the Registration Rights Agreement or the Certificate of Designations, shall be given in writing and shall be delivered by facsimile transmission to the below listed facsimile numbers, with a confirmation of such facsimile transmission sent by certified or registered mail, postage prepaid, to the following addresses:

          If to the Purchasers:

          At their facsimile number and address specified on

Annex A hereto

          Copy to:

          Schulte Roth & Zabel LLP
          900 Third Avenue
          New York, New York 10022
          Fax No.: (212) 593-5955
          Attention: Burton Lehman, Esq.

          If to the Company:

          ICN Pharmaceuticals, Inc.
          3300 Hyland Avenue
          Costa Mesa, California
          Fax No.: (714) 641-7206
          Attention: David C. Watt, Esq.

          Copy to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, N.Y. 10004
          Fax No.: (212) 859-8586
          Attention: Jeffrey Bagner, Esq.

and thereafter at such other facsimile number or address, notice of which has been given in accordance with this Section 8.2.
Each such notice or communication shall be deemed to be effective when such facsimile transmission is transmitted to the facsimile number specified in this Section 8.2 and the appropriate answerback is received.

          8.3. COMPLETE AGREEMENT. This Agreement, the Registration Rights Agreement, the Certificate of Designations and that certain Letter Agreement, dated as of July 26, 1996, between the Company and Schulte Roth and Zabel LLP, as amended by the Amendment to Letter Agreement dated as of August 30, 1996 (the "SRZ Letter Agreement"), contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by or on behalf of any party hereto with respect to the transactions contemplated hereby or thereby, other than those expressly set forth herein or therein.

          8.4. BINDING NOTICE OF AGREEMENT; NO THIRD PARTY BENEFICIARY. This Agreement shall be binding upon and inure to the benefits of the parties hereto, their successors and permitted assigns. Nothing herein express or implied is intended to or shall be construed to confer upon or give to any Person, corporation, group or other entity (of any nature) other than the parties hereto, their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

          8.5. MODIFICATIONS, AMENDMENTS AND WAIVERS. Any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof. No waiver shall be deemed to have been made by any party hereto of any of its rights hereunder or any provision or term hereof unless the same shall be in writing and is signed on its behalf by its authorized officer or representative. Any such waiver or extension shall constitute a waiver or extension only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or any other time. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have in law or equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracies in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of fact upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company contained in this Agreement shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchasers or its representatives or by reason of the fact that the Purchasers or such representatives knew or should have known that any such representation or warranty is or might be inaccurate. The Company shall not offer, or agree to pay, any fee or other consideration to any Purchaser, in connection with any amendment or waiver of any provision of this Agreement, the Registration Rights Agreement or the Certificate of Designations unless such amendment or waiver relates solely to the rights of remedies of such Purchaser and does not adversely affect any rights or remedies of any other holder of Preferred Stock or such fee or other consideration is offered and paid to all Purchasers pro-rata to their holdings of Preferred Stock. In addition, the Company shall not directly or indirectly repurchase or retire any Preferred Stock (other than pursuant to the terms of the Certificate of Designations) except on terms and conditions offered to all Purchasers pro-rata to their holdings of Preferred Stock.

          8.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          8.7. EXPENSES. The fees and expenses of counsel for the Purchasers shall be paid by the Company pursuant to the terms of the SRZ Letter Agreement. The foregoing payments shall be in addition to, and not in lieu of, the fees and expenses of counsel, other experts and the related expenses payable by the Company to the holders of Preferred Stock pursuant to the terms of the Registration Rights Agreement.

          8.8  INDEMNIFICATION.    (a)  The Company agrees to
indemnify and hold harmless each Purchaser, its directors and officers and each Person, if any, who controls each Purchaser within the meaning of either Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act from and against any and all losses, claims, suits, damages, causes of action, liabilities, costs and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which such Purchaser or other Person may become subject to under the Securities Act or under the Securities Exchange Act or otherwise, arising from or relating to the Company's breach of any representation, warranty, covenant or agreement contained in this Agreement.

          (b) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, from and against any and all losses, claims, suits, damages, causes of action, liabilities, costs and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which the Company or such Person may become subject to under the Securities Act or under the Securities Exchange Act or otherwise, arising from or relating to the Purchasers' breach of any representation, warranty, covenant or agreement contained in this Agreement.

          (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to paragraph
(a) or (b) of this Section 8.8, such Person (the "indemnified party") shall promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of other counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; PROVIDED, HOWEVER, that it is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to one firm of local counsel in any jurisdiction) for all indemnified parties, their directors, officers and all Persons, if any, who control such indemnified parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act. In the case of any such separate firm, such firm shall be designated in writing by a majority of all the indemnified parties. All such fees and expenses shall be reimbursed as they are incurred; PROVIDED, HOWEVER, that if it is subsequently determined that such indemnified party was not entitled to such indemnification, then the indemnified party shall promptly reimburse the indemnifying party for all such fees and expenses previously paid by the indemnifying party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

          (d)  The indemnity provisions contained in this Section
8.8 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchasers, its officers or directors or any Person controlling the Purchasers; or the Company, its officer or directors or any Person controlling the Company and (iii) acceptance of any payment for any of the Preferred Stock.

          8.9. NOMINEE; BENEFITS. All references to Purchasers in this Agreement shall include the Person or Persons for whom the Purchasers are a nominee, and the benefits of and rights and obligations under the Agreement shall accrue to such Person or Persons which have a beneficial interest in the Preferred Stock being acquired hereunder and for whom the Purchasers are a nominee.

          8.10.  GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York, without regard to applicable principles of conflicts of law thereof.

          8.11. HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          8.12. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, except to the extent that such prohibition or invalidity would constitute a material change in the terms of this Agreement taken as a whole.

          8.13. ASSIGNMENT. The Purchasers may assign their rights hereunder to any of their Affiliates, provided that such assignment shall not release the Purchasers from their obligations hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              COMPANY:

                              ICN PHARMACEUTICALS, INC.


                              By:
                                -------------------------------
                                Name:
                                Title:


                  STOCK SUBSCRIPTION AGREEMENT



PURCHASER:




By:
   ----------------------
   Name:
   Title:


                                                          ANNEX A


                             NOTICES


CIBC Wood Gundy
  Securities Corp.
425 Lexington Avenue
New York, NY 10017
Facsimile Number: (212) 885-4998
Attention: Walter F. McLallen IV


Halifax Fund, L.P.
c/o The Palladin Group, L.P.
40 West 57th Street
New York, 10019
Facsimile Number: (212) 698-0554
Attention: Jeffrey Devers


Ramius Fund Limited
c/o The Palladin Group, L.P.
40 West 57th Street
New York, 10019
Facsimile Number: (212) 698-0554
Attention: Jeffrey Devers


Palladin Partners, L.P.
c/o The Palladin Group, L.P.
40 West 57th Street
New York, 10019
Facsimile Number: (212) 698-0554
Attention: Jeffrey Devers


Gershon Partners, L.P.
c/o The Palladin Group, L.P.
40 West 57th Street
New York, 10019
Facsimile Number: (212) 698-0554
Attention: Jeffrey Devers


Cerberus Partners, L.P.
950 Third Avenue
20th Floor
New York, NY 10022
Facsimile Number: (212) 421-2947
Attention: Michael Hisler


Hare & Co.
c/o MacKay- Shields
  Financial Corporation
9 West 57th Street
New York, NY 10019
Facsimile Number: (212) 758-4737
Attention: Linda Grillo


Cypress & Co.
c/o MacKay- Shields
  Financial Corporation
9 West 57th Street
New York, NY 10019
Facsimile Number: (212) 758-4737
Attention: Linda Grillo


Daffodil & Co.
c/o MacKay- Shields
  Financial Corporation
9 West 57th Street
New York, NY 10019
Facsimile Number: (212) 758-4737
Attention: Linda Grillo

                                                        EXHIBIT A








  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B


                             CONVERTIBLE PREFERRED STOCKEXHIBIT B








                  REGISTRATION RIGHTS AGREEMENT



                                                      EXHIBIT C-1











       OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                                                      EXHIBIT C-1



         [Letterhead of Fried, Frank, Harris, Shriver &
                            Jacobson]





                              October 9, 1996



To the Purchasers named in the
Stock Subscription Agreement dated
as of October 9, 1996, by and among
the Company and such Purchasers



Ladies and Gentlemen:

          We have acted as special counsel for ICN
Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the issuance by the Company of 50,000 shares of its Series B Convertible Preferred Stock (the "Preferred Stock") pursuant to the Stock Subscription Agreement (the "Agreement") dated as of October 9, 1996 among you and the Company. This opinion is delivered to you pursuant to Section 7.1.(g) of the Agreement. All capitalized terms used herein that are defined in, or by reference in, the Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

          (a)  the Certificate of Designations, Preferences and
               Rights of Series B Convertible Preferred Stock
               (the "Certificate of Designations");

          (b)  the Agreement; and

          (c)  the Registration Rights Agreement for Securities
               (the "Registration Rights Agreement") dated as of
               October 9,1996 among you and the Company.

          The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the "Documents".

          In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. Insofar as statements herein are based upon our knowledge, such phrase means and is limited to the conscious awareness of facts or other information by lawyers in this firm who gave substantive attention to representation of the Company in connection with the Agreement. With reference to our opinion in paragraph (vi) below, our opinion is limited to our review of only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

          To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents other than the Company have the power to enter into and perform the Documents and to consummate the transactions contemplated thereby and that the Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties. We have also assumed that (1) sufficient authorized but unissued and unreserved shares (other than shares reserved for this purpose) of the Company's common stock, par value $0.01 per share ("Common Stock"), will be available for issuance at the time of and for use in connection with the issuance of Common Stock upon conversion of or as dividends on the Preferred Stock, (2) the Company will have sufficient surplus under the General Corporation Law of the State of Delaware (the "DGCL") to declare and pay dividends on the Preferred Stock or to redeem the Preferred Stock in accordance with the terms of the Certificate of Designations, and (3) in the case of a redemption of the Preferred Stock, the capital of the Company will not be impaired nor will the capital of the Company become impaired as a result of such redemption. The payment of dividends on the Preferred Stock is subject to the declaration of such dividends, and the determination to pay such dividends in either cash or shares of Common Stock, by the Board of Directors of the Company.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

          (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease or operate its properties and to conduct its business as presently conducted.

          (ii) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value
               $0.01 per share.

         (iii) The Company has all requisite corporate power and authority to execute and deliver the Agreement, the Registration Rights Agreement and the Certificate of Designations and to consummate the transactions contemplated thereby in accordance with the terms thereof and to issue the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock in accordance with the terms of the Certificate of Designations. The execution and delivery of the Agreement and the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations and the issuance of the Preferred Stock and of the Common Stock issuable upon conversion of the Preferred Stock have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Agreement and the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock and the consummation of the transactions contemplated by the Agreement, the Registration Rights Agreement and the Certificate of Designations in accordance with the terms thereof. The Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company, the Certificate of Designations has been duly executed and filed by the Company in accordance with the DGCL and each of the Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (iv) The Preferred Stock, when issued and delivered by the Company against payment by the Purchasers pursuant to the Agreement, will be validly issued, fully paid and non-assessable.

          (v) The shares of Common Stock issuable upon conversion of or as dividends on the Preferred Stock have been duly authorized and reserved for issuance upon conversion of or as dividends on the Preferred Stock to the extent required by paragraph (7)(d)(i) of the Certificate of Designations, are free of preemptive rights and, when issued upon conversion of or as dividends on the Preferred Stock in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable (assuming the dividend is properly declared and paid from funds legally available therefor under the DGCL).

          (vi) Assuming (x) the accuracy of the representations and warranties of the Purchasers set forth in Sections 4.4 and 4.5 of the Agreement and (y) offers of the Preferred Stock were not made to more than ten prospective purchasers and only prospective purchasers were solicited who could have made the representations and warranties set forth in Sections 4.4 and 4.5 of the Agreement, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) applicable requirements, if any, under Blue Sky Laws and (c) the filing of a registration statement by the Company with the Securities and Exchange Commission covering the shares of Common Stock issuable upon conversion of or as dividends on the Preferred Stock, no filing, consent, approval, permit, authorization, notice, registration or other action of or with any Governmental Entity of the United States or the State of New York, is required to be made or obtained by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Agreement and the Registration Rights Agreement by the Company, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock by the Company or the consummation by the Company of the transactions contemplated by the Agreement and the Registration Rights Agreement.

          In addition, we express no opinion (a) as to the enforceability of any provision in the Documents (i) relating to indemnification, contribution or exculpation in connection with violations of any statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross acts of negligence of the indemnified or exculpated party or the party receiving contribution or (ii) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York; or (b) as to the effect on enforceability of the Documents and the documents contemplated thereby of any decision of an arbitration tribunal or an arbitrator to the extent such decision does not give effect to the terms of the Documents.

          The opinions expressed herein are limited to the laws of the United States of America, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the DGCL as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

          The opinions expressed herein are solely for your benefit in connection with the Agreement and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.



                                   Very truly yours,







                                                      EXHIBIT C-2









                      OPINION OF DAVID WATT
                                                      EXHIBIT C-2


            [Letterhead of ICN Pharmaceuticals, Inc.]









                                             October 9, 1996

To the Purchasers named in the
Stock Subscription Agreement dated
as of October 9, 1996, by and among
the Company and such Purchasers



Ladies and Gentlemen:

          I am General Counsel for ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"). This opinion is delivered to you pursuant to Section 7.1.(g) of the Stock Subscription Agreement (the "Stock Subscription Agreement") dated as of October 9, 1996 among you and the Company in connection with the issuance by the Company of 50,000 shares of its Series B Convertible Preferred Stock (the "Preferred Stock"). All capitalized terms used herein that are defined in, or by reference in, the Stock Subscription Agreement have the meanings assigned to such terms therein, or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and
(iii) received such information from officers and representatives of the Company as I have deemed necessary or appropriate for the purposes of this opinion. I have examined, among other documents, the following:

          (a)  the Certificate of Designations, Preferences and
               Rights of Series B Convertible Preferred Stock
               (the "Certificate of Designations");

          (b)  the Stock Subscription Agreement; and

          (c)  the Registration Rights Agreement for Securities
               (the "Registration Rights Agreement") dated as of
               October 9, 1996 among you and the Company.

          The documents referred to in items (a) through (c) above, inclusive, are referred to herein collectively as the "Documents".

          In all such examinations, I have assumed the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. With reference to my opinion in paragraph (vi) below, my opinion is limited to my review of only those laws and regulations that, in my experience, are normally applicable to transactions of the type contemplated by the Documents.

          To the extent it may be relevant to the opinions expressed herein, I have assumed that the parties to the Documents other than the Company have the power to enter into and perform the Documents and to consummate the transactions contemplated thereby and that the Documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties. I have also assumed that (1) sufficient authorized but unissued and unreserved shares (other than shares reserved for this purpose) of the Company's common stock, par value $0.01 per share ("Common Stock"), will be available for issuance at the time of and for use in connection with the issuance of Common Stock upon conversion of or as dividends on the Preferred Stock, and (2) the Company will have sufficient surplus under the General Corporation Law of the State of Delaware (the "DGCL") to declare and pay dividends on the Preferred Stock or to redeem the Preferred Stock in accordance with the terms of the Certificate of Designations. The payment of dividends on the Preferred Stock is subject to the declaration of such dividends, and the determination to pay such dividends in either cash or shares of Common Stock, by the Board of Directors of the Company.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

          (i) The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease and operate its properties and to conduct its business as presently conducted.

          (ii) To the best of my knowledge, the Company is duly qualified to do business and is in good standing (or such equivalent concept as may be applied in the applicable jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business so conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

         (iii) The Company possesses all governmental licenses, permits, authorizations and approvals and has made all registrations and given all notifications required under the United States Federal or California state law and, to the best of my knowledge, other state, local and foreign law to carry on in all respects its businesses as currently conducted and except where the failure to have any such licenses, permits, authorizations or approvals, individually or in the aggregate, would not have a Material Adverse Effect.

          (iv) Each of the Subsidiaries of the Company organized in the United States (the "domestic Subsidiaries") and, to the best of my knowledge, each of the Subsidiaries of the Company organized outside the United States (the "foreign Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or such equivalent concept as may be applied in the applicable jurisdiction).

          (v) To the best of my knowledge, each of the Subsidiaries of the Company is duly qualified to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business so conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

          (vi) The Company has the duly authorized Capital Stock as set forth in the Stock Subscription Agreement.

         (vii) (a) Assuming the making or receipt of all filings, notices, registrations, consents, approvals, permits and authorizations described in the following paragraph, the execution and delivery of the Stock Subscription Agreement and the Registration Rights Agreement, the execution, delivery and filing of the Certificate of Designations by the Company, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock by the Company, the consummation of the transactions contemplated by the Stock Subscription Agreement, by the Registration Rights Agreement or by the Certificate of Designations, the compliance by the Company with any of the provisions of the Stock Subscription Agreement or of the Registration Rights Agreement or the Certificate of Designations will not, except as set forth in the Stock Subscription Agreement, (1) conflict with, violate or result in any breach of the Restated Certificate of Incorporation, by-laws or other charter documents of the Company or its Subsidiaries, (2) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on or against any of the properties of the Company or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, material agreement or other instrument or obligation to which the Company or any of its domestic Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or, to the best of my knowledge, any of the Company's foreign Subsidiaries or by which any of them or any of their properties or assets may be bound, or (3) violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any United States Federal or California state Governmental Entity or, to the best of my knowledge, any other state or foreign Governmental Entity binding on the Company or any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (1) and (2) conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, and liens which, individually or in the aggregate, would not have a Material Adverse Effect and would not affect the validity of the issuance of the Preferred Stock or of the Common Stock issuable upon conversion of or as dividends on the Preferred Stock.

               (b) Except for (1) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (2) applicable requirements, if any, under Blue Sky Laws and (3) the filing of a Registration Statement, no filing, consent, approval, permit, authorization, notice, registration or other action of or with any Governmental Entity, is required to be made or obtained by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Stock Subscription Agreement and the Registration Rights Agreement by the Company, the issuance of the Preferred Stock and the Common Stock issuable upon conversion of or as dividends on the Preferred Stock by the Company or the consummation by the Company of the transactions contemplated thereby.

         (viii) Except as set forth in the Stock Subscription Agreement, there is no claim, action or proceeding (including any condemnation proceeding) pending or, to the best of my knowledge, threatened against or relating to the Company or any of its domestic Subsidiaries or, to the best of my knowledge, any foreign Subsidiary by or before any Governmental Entity that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its domestic Subsidiaries or, to the best of my knowledge, any foreign Subsidiary that has had, or would reasonably be expected in the future to have, a Material Adverse Effect or which might materially adversely affect the transactions contemplated by the Stock Subscription Agreement, the Registration Rights Agreement and the Certificate of Designations.

          (ix) Except as set forth or referred to in the Company's June 30, 1996 Form 10Q, filed with the U.S. Securities and Exchange Commission (the "Form 10-Q"), I do not have actual knowledge of any claim, action or proceeding (including any condemnation proceeding) pending or threatened against the Company or any of its subsidiaries by or before any Governmental Entity that I believe if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, nor, except as set forth in the Form 10-Q, do I have actual knowledge of any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that I believe has had, or would reasonably be expected in the future to have, a material adverse effect on the transactions contemplated by the Stock Subscription Agreement or the accompanying Registration Rights Agreement and the Certificate of Designations.

          The opinions expressed herein are limited to the laws of the United States of America, the laws of the State of California and, to the extent relevant to the opinions expressed herein, the DGCL as currently in effect. To the extent that the laws of foreign jurisdictions are relevant to the opinions herein, I have relied on qualified outside counsel in such jurisdictions. With respect to the opinion expressed in paragraph (ix) above, I have relied, with your permission, on the letter dated of even date herewith, of Proskauer Rose Goetz & Mendelsohn LLP, a copy of which is attached hereto. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

          The opinions expressed herein are solely for your benefit in connection with the Stock Subscription Agreement and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without my prior written consent, except that CIBC Wood Gundy Securities Corporation may rely upon this opinion as if it were addressed to it.

                                   Very truly yours,





      [Letterhead of Proskauer Rose Goetz & Mendelsohn LLP]







                                             October 9, 1996





David C. Watt, Esq.
Executive Vice President, General
  Counsel and Corporate Secretary
ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, CA  92626

Dear Mr. Watt:

          As you know, this firm serves as litigation counsel to ICN Pharmaceuticals, Inc. (the "Company"). We write in response to your request for information in connection with the Stock
Subscription Agreement dated as of October 9, 1996 (the
"Agreement").

          Except as set forth or referred to in the Company's June 30, 1996 Form 10Q, filed with the U.S. Securities and Exchange Commission (the "Form 10-Q"), we do not have actual knowledge of any claim, action or proceeding (including any condemnation proceeding) pending or threatened against the Company or any of its subsidiaries by or before any Governmental Entity (as we understand that term is defined in the Agreement) that we believe if adversely determined, individually or in the aggregate, would have an adverse material effect on the Company, nor, except as set forth in the Form 10-Q, do we have actual knowledge of any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that we believe has had, or would reasonably he expected in the future to have, an adverse material effect on the transactions contemplated by the Agreement or the accompanying Registration Rights Agreement and the Certificate of Designation. For purposes of this confirmation, an adverse material effect shall mean monetary damages against the Company exceeding $1,000,000.
October 9, 1996
Page 2


          You may rely on this opinion and refer to it in the opinion you are providing of even date herewith.

                                   Very truly yours,





Schedule 2.1                               ICN PHARMACEUTICALS,
INC.

                  $50,000,000 PRIVATE PLACEMENT

                  PURCHASERS OF PREFERRED STOCK


NAME           ADDRESS        TAXPAYER ID NUMBER  DENOMINATION


Halifax Fund,  c/o CITCO Fund
                   Services     Not Applicable     $9,500,000

L.P.           (Cayman Islands)
               Corporate Centre,
               West Bay Road
               P.O. Box 31106 SMB                 (9,500 Shares)
               Grand Cayman,
                 Cayman Islands


Ramius Fund    c/o Bank of Bermuda   Not Applicable  $3,000,000
Limited        6 Front Street
               Hamilton, Bermuda HM11               (3,000 shares)


Palladin       40 West 57th Street   223035509        $1,500,000
 Partners,     New York, NY  10019
 L.P.                                               (1,500 shares)


Gershon        c/o CITCO Fund        Not Applicable   $1,000,000
 Partners,     Services (Cayman Islands)
  L.P.         Corporate Centre,
               West Bay Road
               P.O. Box 31106 SMB                   (1,000 Shares)
               Grand Cayman,
                 Cayman Islands


CIBC Wood Gundy    425 Lexington Avenue 135492430     $5,000,000
  Securities Corp. New York, NY 10017               (5,000 Shares)



Cerberus        950 Third Avenue     133690298    $10,000,000
 Partners, L.P. 20th Floor
                New York, NY 10022                (10,000 Shares)


Hare & Co.     c/o Bank of New York  133818793    $1,500,000
               90 Washington Street
               New Yorl, NY 10286                 (1,500 Shares)


Hare & Co.     c/o Bank of New York  135582869    $1,000,000
               90 Washington Street
               New York, NY 10286                 (1,000 Shares)


Cypress & Co.  State Street Bank &   042910779    $9,000,000
               Trust Company
               Palmer No. 5 North
               1 Heritage Drive
               North Quincy, Mass. 02127          (9,000 Shares)


Daffodil & Co. State Street Bank &   042910780     $8,500,000
               Trust Company
               Palmer No. 5 North
               1 Heritage Drive
               North Quincy, Mass. 02127          (8,500 Shares)


Schedule 3.3   SUBSIDIARIES






                           Subsidiary


Jurisdiction of Incorporation Percentage of Voting Securities
Owned by Company or Subsidiary
Alkaloida Chemical Company Limited Hungary   50.02
Alpha Pharmaceuticals Inc. Panama 100.00
Azeo Processing, Inc. New Jersey 100.00
Contactlens Service Nederlands B.V. Netherlands 100.00
Covoco Holding B.V. Netherlands 100.00
Especilidades Farmaceuticas Argentinas SAICF Argentina 100.00
Faraday Urban Renewal Corporation New Jersey 100.00
Finix Offset S.A. Mexico 100.00
Flow Laboratories B.V. Netherlands 100.00
Flow Laboratories, Inc. Maryland 100.00
Gly-Derm, Inc. Michigan 100.00
Hameco B.V. Netherlands 100.00
ICN Biomedicals Australasia Pty. Ltd. Australia 100.00
ICN Biomedicals B.V. Netherlands 100.00
ICN Biomedicals California, Inc. California 100.00
ICN Biomedicals GmbH Germany 100.00
ICN Biomedicals GmbH Eschwege Germany 100.00
ICN Biomedicals S.A.R.L. France 100.00
ICN Biomedicals S.L. Spain 100.00
ICN Biomedicals, Inc. Delaware 100.00
ICN Biomedicals, Ltd. Scotland 100.00
ICN Biomedicals, N.V./S.A. Belgium 100.00
ICN Biomedicals, SRL Italy 100.00
ICN Canada Holding Ltd. Canada 100.00
ICN Canada Ltd. Canada 100.00
ICN China, Inc. Delaware 100.00
ICN East, Inc. New York 100.00
ICN Farmaceutica S.A. Mexico 100.00
ICN France, SARL France 100.00
ICN Galenika DD Yugoslavia   75.00
ICN Iberica, S.A. Spain 100.00
ICN Oktyabr Russia   90.00
ICN Pharmaceuticals California, Inc. California 100.00
ICN Pharmaceuticals Holland, B.V. Netherlands 100.00
ICN Pharmaceuticals KLK Japan 100.00
ICN Pharmaceuticals Ltd. UK 100.00
ICN Southeast, Inc. Delaware 100.00
ICN Vision Care GmbH Germany 100.00
Intercon Contactlens Productions B.V. Netherlands 100.00
Kamed Financing, Inc. Delaware   40.00
Laboratorios Fedal S.A. Mexico 100.00
Laboratorios Panol, S.A. de C.V. Mexico 100.00
Laboratoris Grossman S.A. Mexico 100.00
Labsystems Benelux B.V. Netherlands 100.00
Labsystems Benelux, N.V. Belgium 100.00
Labsystems GmbH Germany 100.00
Lekstredstva Russia   88.00
Medicalex B.V. Netherlands 100.00
Mondofarma B.V. Netherlands 100.00
NYSCO de Mexico S.A. de C.V. Mexico 100.00
Oculenti B.V. Netherlands 100.00
Oculenti Productie V.V. Netherlands 100.00
Pharmon B.V. Netherlands 100.00
Polypharm Russia   65.00
Revlab Corporation Delaware 100.00
SeaLite Sciences, Inc. Georgia   40.00
SPI Pharmaceuticals California, Inc. California 100.00
Vasifal Austalt Lichtenstein 100.00


Schedule 3.15  MATERIAL CONTRACTS

          Joint Venture Contract between Jiangsu Wuxi
Pharmaceutical Corporation and ICN China, Inc. for the
Establishment of a Cooperative Joint Venture Company known as
Wuxi ICN Pharmaceutical Company, Ltd. dated September 25, 1996.

          Asset Purchase Agreement between ICN Pharmaceuticals,
Inc. and Siemens Medical Systems, Inc. dated July 18, 1996.

          Share Purchase Agreement among ICN Pharmaceuticals,
Inc., Alkaloida Chemical Company Limited and The State
Privatization and Holding Company dated August 30, 1996.

          Exclusive License and Supply Agreement on the Stock
Purchase Agreement each between ICN Pharmaceuticals, Inc. and
Schering-Plough Ltd. and dated July 28, 1995.

          Loan Modification Agreement, dated as of April 1, 1994, between the Company and Crossland Federal Savings Bank.


Schedule 3.16  PROPERTIES; ENCUMBRANCES

          The Company has certain ownership interests in properties located in Russia, Yugoslavia and Hungary where traditional Western concepts of "title" may not exist.